Exhibit 10.1

ROCKWELL AUTOMATION, INC.
2020 LONG-TERM INCENTIVES PLAN
RESTRICTED STOCK AGREEMENT

To:    <first name> <last name>

In accordance with Section 4(c) of the Rockwell Automation, Inc. 2020 Long-Term Incentives Plan (the Plan), <shares awarded> shares (Restricted Shares) of Stock (as defined in the Plan) of Rockwell Automation, Inc. (Rockwell Automation or Corporation) have been granted to you, effective <award date> (award date), as Restricted Stock (as defined in the Plan) upon the terms and conditions of this Restricted Stock Agreement (this Agreement), subject in all respects to the provisions of the Plan, as it may be amended. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

1.Earning of Restricted Shares

    The Restricted Shares may be earned as follows:

(a)If you shall continue as an Employee from the date hereof until the third anniversary of the award date, then you shall be deemed to have fully earned all the Restricted Shares subject to this Agreement on such date.

(b)If you shall die or suffer a disability that shall continue for a continuous period of at least six months during the period of your continuous service as an Employee and prior to the third anniversary of the award date, then you shall be deemed to have fully earned all the Restricted Shares subject to this Agreement on the date of your death or the six month anniversary of your disability, as the case may be.

(c)If during the period of your continuous service as an Employee and prior to the third anniversary of the award date, (A) a Change of Control occurs, (B) all Restricted Shares that are outstanding are assumed or substituted with comparable awards by the successor corporation in such Change of Control or its parent corporation and (C) within two years of such Change of Control your employment is terminated (1) by reason of death or disability, (2) by you for a Change of Control Good Reason or (3) by the Corporation other than for Cause, you shall be deemed to have fully earned all the Restricted Shares subject to this Agreement (and any substituted awards of restricted stock) on the date of your separation from service. If during the period of your continuous service as an Employee and prior to the third anniversary of the award date, (A) a Change of Control occurs and (B) all Restricted Shares that are outstanding are not assumed or substituted with comparable awards by the successor corporation in such Change of Control or its parent corporation, then you shall be deemed to have fully earned all the Restricted Shares subject to this Agreement on the date of such Change of Control.

(d)If your employment by Rockwell Automation terminates on or after the first anniversary of the date hereof and prior to the third anniversary of the award date by reason of your retirement, then you shall be deemed to have fully earned a prorated portion of the Restricted Shares subject to this Agreement equal to the number of Restricted Shares subject to this Agreement, multiplied by the percentage of days in the three-year period ended on the third anniversary of the award date during which you were an Employee. For purposes of this Section 1, retirement means termination of employment with Rockwell Automation after attaining age 65 and five (5) years of service or age 55 and ten (10) years of service, except as otherwise determined by the Committee or the Chief Executive Officer of Rockwell Automation or as otherwise may be required by local law.

(e)If your employment by Rockwell Automation terminates (i) prior to satisfaction of any of the conditions set forth in paragraph (a), (b), (c) or (d) of this Section 1, or (ii) for “cause” (as reasonably determined by the Corporation), then you shall be deemed not to have earned any of the Restricted Shares and shall have no further rights with respect to the Restricted Shares or any Stock Dividends.

For purposes of this Section 1, if you receive severance payments in connection with your separation from Rockwell Automation, you will be treated as not having terminated your employment with Rockwell Automation until the last date on which you are entitled to receive severance payments from Rockwell Automation, at which time your employment by Rockwell Automation will be deemed terminated.

2.Retention of Certificates for Restricted Shares

Certificates for the Restricted Shares and any dividends or distributions thereon or in respect thereof that may be paid in additional shares of Stock or other securities of Rockwell Automation or securities of another entity (Stock Dividends) shall be delivered to and held by Rockwell Automation, or shall be registered in book entry form subject to Rockwell Automation’s instructions, until you shall have earned the Restricted Shares in accordance with the provisions of Section 1. To facilitate implementation of the provisions of this Agreement, you undertake to sign and deposit with Rockwell Automation’s Office of the Secretary such documents appropriate to effectuate the purpose and intent of this Agreement as Rockwell Automation may reasonably request from time to time.

3.Dividends and Voting Rights

Notwithstanding the retention by Rockwell Automation of certificates (or the right to give instructions with respect to shares held in book-entry form) for the Restricted Shares and any Stock Dividends, unless and until such shares have been forfeited in accordance with Section 5, you shall be entitled to receive any dividends that may be paid in cash on, and to vote, the Restricted Shares and you shall be entitled to receive any Stock Dividends held by Rockwell Automation (or subject to its instructions) in accordance with Section 2.

4.Delivery of Earned Restricted Shares

As promptly as practicable after (i) you shall have been deemed to have earned the Restricted Shares in accordance with Section 1 and (ii) Rockwell Automation has been reimbursed for all required withholding taxes in respect of your earning all the Restricted Shares and Stock Dividends that you have been deemed to have earned, Rockwell Automation shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Shares by bequest or inheritance) all or the part of the Restricted Shares and Stock Dividends that you have been deemed to have earned.

5.Forfeiture of Unearned Restricted Shares

(a)Notwithstanding any other provision of this Agreement, other than as provided in Section 5(b), if at any time it shall become impossible for you to earn any of the Restricted Shares in accordance with this Agreement, all the Restricted Shares, together with any Stock Dividends, then being held by Rockwell Automation (or subject to its instructions) in accordance with Section 2 shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the Restricted Shares, together with any Stock Dividends, shall be transferred to Rockwell Automation.

(b)Notwithstanding any other provision of this Agreement, if Section 1(d) is applicable, all of the unearned Restricted Shares, together with any Stock Dividends thereon, then being held by Rockwell Automation (or subject to its instructions) in accordance with Section 2 shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, such unearned Restricted Shares, together with any Stock Dividends thereon, shall be transferred to Rockwell Automation.

6.Non-competition

As a condition to receiving and being eligible to earn the Restricted Shares, you undertake and agree by your acceptance of this Agreement that:

(a)    during your employment with the Corporation or a Subsidiary and for two years after the date of your retirement or other termination of such employment, you shall not (i) directly or indirectly, except with the approval of the Corporation, engage or otherwise participate in any business that is competitive with any significant line of business of the Corporation or any of its Subsidiaries (other than through ownership of not more than 5% of the voting securities of any such competitive business); or (ii) solicit or induce, or cause any other person or entity to solicit or induce, any employee of the Corporation or any of its Subsidiaries to leave his or her employment with the Corporation or any of its Subsidiaries to accept employment or other engagement with any other person or entity; and

(b)    in the event that you breach this undertaking, in addition to any and all other remedies the Corporation may have, (i) if you have not earned all the Restricted Shares, the Corporation shall have the right to determine by written notice to you that the Restricted Shares will be forfeited and you will have no further rights of any kind or nature with respect thereto; and (ii) with respect to any Restricted Shares that you have earned, you agree to pay the Corporation upon written demand the amount of the Fair Market Value of the Restricted Shares on the payout date.

If a Change of Control (as defined in the Plan) shall occur, however, the foregoing provisions (a) and (b) shall immediately terminate as of, and shall not limit your activities after, the date of such Change of Control.

7.Adjustments

If there shall be any change in or affecting shares of Stock on account of any stock dividend or split, merger or consolidation, reorganization (whether or not Rockwell Automation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, there shall be made or taken such amendments to this Agreement or the Restricted Shares as the Board of Directors may deem appropriate under the circumstances.

8.	Transferability

This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Restricted Shares, and any Stock Dividends, shall be deliverable during your lifetime only to you.

9.	Beneficiary Designation

You explicitly agree that the beneficiary designated in your designated beneficiary plan, if any, in your Schwab One Brokerage account linked to your Equity Award Center account will apply to your Equity Award Center account. This includes, without limitation, the Restricted Shares and any equity awards outstanding as of the date hereof, unless you submit to Charles Schwab a written revocation of the designated beneficiary with respect to your Equity Award Center account.

10.Responsibility for Taxes

You acknowledge that, regardless of any action taken by Rockwell Automation, the ultimate liability for all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to your participation in the Plan and legally applicable to you (Tax-Related Items) is and remains your responsibility and may exceed the amount, if any, actually withheld by Rockwell Automation. Prior to any relevant taxable or tax-withholding event, as applicable, you agree to make arrangements satisfactory to Rockwell Automation to satisfy any withholding obligations Rockwell Automation may have for Tax-Related Items. Rockwell Automation shall have the right, in connection with the delivery of the Restricted Shares and any Stock Dividends subject to this Agreement, (i) to deduct from any payment otherwise due by Rockwell Automation to you or any other person receiving delivery of the Restricted Shares and any Stock Dividends an amount equal to any taxes required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld, or (iii) to sell such number of the Restricted Shares and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

You agree to pay to Rockwell Automation any amount of Tax-Related Items that Rockwell Automation may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Rockwell Automation may refuse to deliver the Restricted Shares or the proceeds of the sale of Restricted Shares, if you fail to comply with your obligations for Tax-Related Items.

11.No Acquired Rights

You acknowledge, agree and consent that: (a) the Plan is discretionary and Rockwell Automation may amend, cancel or terminate the Plan at any time; (b) the grant of the Restricted Shares subject to this Agreement is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of Stock as Restricted Stock or benefits under the Plan in the future; (c) future grants, if any, shall be at the sole discretion of Rockwell Automation, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan is voluntary.

12.	Applicable Law

This Agreement and Rockwell Automation’s obligation to deliver Restricted Shares and any Stock Dividends hereunder shall be governed by and construed and enforced in accordance with the laws of Delaware and the Federal law of the United States.

13.Entire Agreement.

This Agreement and the Plan embody the entire agreement and understanding between Rockwell Automation and you with respect to the Restricted Shares subject to this Agreement, and there are no representations, promises, covenants, agreements or understandings with respect to such Restricted Shares other than those expressly set forth in this Agreement and the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern.

14.Electronic Delivery and Acceptance

Rockwell Automation may, it its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Rockwell Automation or a third-party designated by Rockwell Automation.

15.On-Line Acceptance

This grant of the Restricted Shares is also subject to the condition that you accept your grant on-line through the Schwab Equity Award Center® on the Web at http://eac.schwab.com. By your acceptance of this grant on-line, you explicitly agree to all the terms and conditions of this Agreement and expressly acknowledge receipt of the Plan prospectus. If you do not accept your grant on-line within sixty days of the award date, your Restricted Shares will be cancelled and you will have no further rights with respect to the Restricted Shares, unless Rockwell Automation (in its sole discretion) elects in writing to extend that date.

16.Imposition of Other Requirements

Rockwell Automation reserves the right to impose other requirements on your participation in the Plan, and on the Restricted Shares, to the extent Rockwell Automation determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

ROCKWELL AUTOMATION, INC.

By: